Exhibit 99.1

THOMAS P. BRIGGS JOINS CORRPRO COMPANIES, INC.’S BOARD OF DIRECTORS

     Medina, Ohio, September 20, 2004—Corrpro Companies, Inc. (AMEX:CO), today announced that Thomas P. Briggs has been elected to Corrpro’s board of directors.

     Mr. Briggs’ career as a senior financial executive and board member spans both public and private companies in a variety of industries. He was Senior Vice President, Chief Financial Officer, and Secretary for Horizon Organic Holding Corporation, a publicly held organic food company, from 2000 until its recent sale in 2004. From 1990 to 2000, he was Vice President Finance for Leprino Foods Company, a privately held food manufacturer. In addition to positions he held with two Big Four accounting firms, Mr. Briggs served as Vice President and Chief Financial Officer for Calvin Exploration and for Energetics, Inc., both publicly traded oil and gas exploration companies, and for Sanford Homes Corporation, a privately held homebuilder and land developer.

     “Tom Briggs possesses an extensive wealth of financial and business knowledge and experience,” commented James A. Johnson, Corrpro’s Chairman of the Board. “We are impressed with Tom’s strong business orientation, strategic planning expertise, and insight into corporate governance initiatives. We believe Tom will be a valuable addition to our Board.”

     Mr. Briggs’ addition completes the transformation of Corrpro’s Board of Directors. Corrpro successfully refinanced its senior debt and recapitalized the Company in March 2004. With this election, all nine of its current Board members have since been elected by Corrpro’s common and preferred shareholders. In accordance with Corrpro’s charter, CorrPro Investments, LLC, an affiliate of Wingate Partners III, L.P. and holder of Corrpro’s outstanding preferred shares, had the right to elect Mr. Briggs to the remaining board seat.

     Corrpro, headquartered in Medina, Ohio, with over 40 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by the forward-looking statements. Factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.